EXHIBIT 99.1
Fastenal Company Reports 2019 Third Quarter Earnings
WINONA, Minn., October 11, 2019 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2019. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2019	2018	Change	2019	2018	Change
Net sales	$4,056.8	3,733.5	8.7%	$1,379.1	1,279.8	7.8%
Business days	191	191		64	63
Daily sales	$21.2	19.5	8.7%	$21.5	20.3	6.1%
Gross profit	$1,917.0	1,811.1	5.8%	$651.1	615.8	5.7%
% of sales	47.3%	48.5%		47.2%	48.1%
Operating income	$818.3	765.8	6.8%	$281.9	262.3	7.4%
% of sales	20.2%	20.5%		20.4%	20.5%
Earnings before income taxes	$807.3	757.2	6.6%	$278.4	259.4	7.3%
% of sales	19.9%	20.3%		20.2%	20.3%
Net earnings	$612.2	583.1	5.0%	$213.5	197.6	8.0%
Diluted net earnings per share	$1.07	1.01	5.1%	$0.37	0.34	8.0%
Quarterly Results of Operations
Net sales increased $99.3, or 7.8%, in the third quarter of 2019 when compared to the third quarter of 2018. Adjusting for the one additional selling day in the current period, our daily sales increased 6.1% from the third quarter of 2019 when compared to the third quarter of 2018. This increase was driven by higher unit sales related primarily to our growth drivers, most notably contribution from industrial vending and Onsite locations, compared to the third quarter of 2018. The general slowing in economic activity that we experienced in the second quarter of 2019 continued in the third quarter of 2019. A lesser contributor to our sales growth in the third quarter of 2019 was higher product pricing as a result of increases implemented in late 2018 and throughout 2019 to mitigate the impacts of general and tariff-related inflation in the marketplace. Sales of our fastener products grew 3.0% on a daily basis over the third quarter of 2018 and represented 33.7% of sales in the third quarter of 2019. Sales of our non-fastener products grew 8.0% on a daily basis over the third quarter of 2018 and represented 66.3% of sales in the third quarter of 2019.
Our gross profit, as a percentage of net sales, declined 90 basis points to 47.2% in the third quarter of 2019 from 48.1% in the third quarter of 2018. The most significant factor behind the decline in our gross profit percentage in the period was the success we have had generating sales growth as a result of our growth drivers (industrial vending and Onsite locations). These two channels have a lower gross margin, due to customer and product mix, when compared to the company average. The gross margin percentage was also affected by the net effect of inflation on our product margins as well as net expenses related to freight. In the cases of all three variables that influenced our gross margin percentage in the period, the negative impacts did moderate versus what was experienced in the second quarter of 2019.
Our operating income, as a percentage of net sales, declined to 20.4% in the third quarter of 2019 from 20.5% in the third quarter of 2018. The nominal decline was due to the lower gross margin, which offset our ability to leverage our operating expenses. Our operating and administrative expenses (including the gain on sales of property and equipment), as a percentage of net sales, improved to 26.8% in the third quarter of 2019 compared to 27.6% in the third quarter of 2018. The primary reason for this improvement was our ability to leverage employee- and occupancy-related expenses.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, increased 4.2% in the third quarter of 2019 when compared to the third quarter of 2018. The increase in employee-related expenses was mainly related to an increase of 4.1% in our full-time equivalent ('FTE') headcount. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 2.8%. Costs related to facilities were mostly flat in the period, while costs related to industrial vending equipment increased 11.4% reflecting the increase in the number of vending machines deployed from September 2018 to September 2019, as discussed in more detail below. All other operating and administrative expenses, which represent 15% to 20% of total operating and administrative expenses, increased 8.6%. This was due to higher information technology spending to support our business and an increase in selling-related transportation expenses reflecting fewer truck sales in the third quarter of 2019 versus the third quarter of 2018.
Our net interest expense was $3.5 in the third quarter of 2019 compared to $3.0 in the third quarter of 2018. This increase was caused by a higher average debt balance during the period and higher average interest rates.
We recorded income tax expense of $64.9 in the third quarter of 2019, or 23.3% of earnings before income taxes. Income tax expense was $61.8 in the third quarter of 2018, or 23.8% of earnings before income taxes. Our income tax expense was affected by discrete items in both periods. In the third quarter of 2019, our income tax expense was reduced by $3.6 as a result of benefits associated with changes made in certain international tax jurisdictions and additional adjustments related to tax reform. This reduced our tax rate in the period by 130 basis points. In the third quarter of 2018, our income tax was reduced by $1.9 as a result of a slight reduction in our estimated transition tax liability and accelerating depreciation for certain physical assets. This reduced our tax rate in the period by 80 basis points. We believe our ongoing tax rate, absent any discrete tax items, will be in the lower portion of a 24.5% to 25.0% range.
Our net earnings during the third quarter of 2019 were $213.5, an increase of 8.0% when compared to the third quarter of 2018. Our diluted net earnings per share were $0.37 during the third quarter of 2019 compared to $0.34 during the third quarter of 2018, an increase of 8.0%. Adjusting for the discrete tax items that benefited net earnings in both the third quarter of 2019 and the third quarter of 2018, our net earnings and diluted net earnings per share in the third quarter of 2019 would have grown 7.2% and 7.3%, respectively, over the prior year period.
Growth Driver Performance
We signed 16,713 industrial vending devices during the first nine months of 2019 and 5,671 devices during the third quarter of 2019. Our installed device count on September 30, 2019 was 88,327, an increase of 12.2% over September 30, 2018. Daily sales through our vending devices grew at a mid-teens pace in the third quarter of 2019 over the third quarter of 2018 due to the increase in the installed base. These device counts do not include slightly more than 15,000 vending devices deployed as part of a lease locker program. We believe slower economic activity has lengthened the sales cycle for vending. As a result, we currently expect to sign approximately 22,000 vending devices in 2019, slightly below our previous goal of 23,000 to 25,000 units.
We signed 283 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the first nine months of 2019 and 84 new Onsite locations during the third quarter of 2019. We had 1,076 active sites on September 30, 2019, which represented an increase of 30.0% from September 30, 2018. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a low-teens pace in the third quarter of 2019 over the third quarter of 2018, with weak demand impacting more mature sites. Our goal for Onsite signings in 2019 remains 375 to 400.
We signed 50 new national account contracts (defined as new customer accounts with a multi-site contract) in the third quarter of 2019, and revenues attributable to national account customers represented 53.5% of our total revenues in the period. Daily sales to our national account customers grew 10.2% in the third quarter of 2019 over the third quarter of 2018.
Balance Sheet and Cash Flow
We produced operating cash flow of $590.3 in the first nine months of 2019, an increase of 19.0% from the first nine months of 2018, representing 96.4% of the period's net earnings versus 85.1% in the first nine months of 2018. The increase in our operating cash flow as a percentage of net earnings reflects a reduced drag from working capital investment than was experienced in the first nine months of 2018 and, to a lesser degree, higher net income. Our investment in property and equipment, net of proceeds from sales, was $179.3 in the first nine months of 2019 compared to $88.8 in the first nine months of 2018. This increase was a result of greater spending to develop or expand certain of our distribution center assets, to purchase vending equipment to support our growth, and to add vehicles to our fleet. We continue to expect our net capital expenditures in 2019 to be within a range of $195.0 to $225.0, an increase from $166.8 in 2018. This increase is a result of higher spending for property and equipment to expand our hub capacity, vending devices, and hub vehicles. The progress of our investments in hub capacity will likely be the primary determinant of where we fall within our range.
We returned $126.2 in dividends to our shareholders in the third quarter of 2019, compared to $114.8 in dividends in the third quarter of 2018. We did not repurchase any of our common stock in either period.
Total debt on our balance sheet was $445.0 at the end of the third quarter of 2019, or 14.7% of total capital (the sum of stockholders' equity and total debt). This compares to $390.0, or 14.4% of total capital, at the end of the third quarter of 2018, and $500.0, or 17.8% of total capital, at the end of the fourth quarter of 2018.

Accounts receivable were $817.3 at the end of the third quarter of 2019, an increase of $44.8 or 5.8%, over the third quarter of 2018. This increase reflects not only our growth in sales but that our growth is being driven disproportionately by our national accounts program, where our customers tend to have longer payment terms than our business as a whole. Our accounts receivable balance in the third quarter of 2019 also benefited from the timing of the quarter end close. We continue to see customers delaying payments late in the quarter, a trend that began in the fourth quarter of 2017. Based on the aging, however, there has been no erosion in the quality of our receivables. Inventories were $1,354.7 at the end of the third quarter of 2019, an increase of $160.0, or 13.4%, over the third quarter of 2018. Our inventory has risen to support higher sales, largely reflecting large increases in the number of installed vending devices and active Onsite locations, to support high levels of service, and from inflation and tariffs. We intend to continue to invest in the inventory necessary to support our vending and Onsite initiatives. However, we have reduced other spending which is expected to moderate inventory growth through the balance of 2019. Accounts payable were $215.2 at the end of the third quarter of 2019, an increase of $29.2, or 15.7%, from the end of the third quarter of 2018, driven by an increase in inventory demand.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2019	Q2 2019	Q2 2019	Q4 2018	Q4 2018	Q3 2018	Q3 2018
In-market locations - absolute employee headcount	14,128	14,372	-1.7%	14,015	0.8%	13,749	2.8%
In-market locations - FTE employee headcount	12,417	12,903	-3.8%	12,211	1.7%	11,995	3.5%
Total absolute employee headcount (1)	21,938	22,232	-1.3%	21,644	1.4%	21,182	3.6%
Total FTE employee headcount (1)	19,060	19,660	-3.1%	18,704	1.9%	18,314	4.1%

Number of public branch locations	2,146	2,165	-0.9%	2,227	-3.6%	2,261	-5.1%
Number of active Onsite locations	1,076	1,026	4.9%	894	20.4%	828	30.0%
Number of in-market locations	3,222	3,191	1.0%	3,121	3.2%	3,089	4.3%
Industrial vending devices (installed device count) (2)	88,327	85,871	2.9%	81,137	8.9%	78,706	12.2%
Ratio of industrial vending devices to in-market locations	27:1	27:1		26:1		25:1
(1) In materials released on January 17, 2019 related to our fourth quarter and full year 2018 earnings results, we undercounted our total employees by 25. We corrected this in the table above.
(2) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of a locker lease program where the devices are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our absolute employee headcount by 379 people in our in-market locations and 756 people in total. The increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened two branches in the third quarter of 2019 and closed 22 branches. One branch was converted from a public branch to a non-public location, and two non-public locations were converted to public branches. We activated 87 Onsite locations in the third quarter of 2019 and closed 35. The number of closings reflects both normal churn in our business, whether due to exiting customer relationships, the shutting or relocation of a customer facility, or a customer decision, as well as a review of certain underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and Onsite and industrial vending signings. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	September 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$191.2	167.2
Trade accounts receivable, net of allowance for doubtful accounts of $11.5 and $12.8, respectively	817.3	714.3
Inventories	1,354.7	1,278.7
Prepaid income taxes	0.4	9.0
Other current assets	137.2	147.0
Total current assets	2,500.8	2,316.2

Property and equipment, net	997.7	924.8
Operating lease right-of-use assets	238.4	—
Other assets	77.3	80.5

Total assets	$3,814.2	3,321.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$3.0	3.0
Accounts payable	215.2	193.6
Accrued expenses	241.3	240.8
Current portion of operating lease liabilities	95.6	—
Total current liabilities	555.1	437.4

Long-term debt	442.0	497.0
Operating lease liabilities	144.8	—
Deferred income taxes	86.6	84.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 573,526,178 and 571,803,838 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	50.3	3.0
Retained earnings	2,581.5	2,341.6
Accumulated other comprehensive loss	(49.0)	(44.8)
Total stockholders' equity	2,585.7	2,302.7

Total liabilities and stockholders' equity	$3,814.2	3,321.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Net sales	$4,056.8	3,733.5	$1,379.1	1,279.8

Cost of sales	2,139.8	1,922.4	728.0	664.0
Gross profit	1,917.0	1,811.1	651.1	615.8

Operating and administrative expenses	1,099.5	1,045.8	369.2	353.8
Gain on sale of property and equipment	(0.8)	(0.5)	—	(0.3)
Operating income	818.3	765.8	281.9	262.3

Interest income	0.3	0.3	0.1	0.1
Interest expense	(11.3)	(8.9)	(3.6)	(3.0)

Earnings before income taxes	807.3	757.2	278.4	259.4

Income tax expense	195.1	174.1	64.9	61.8

Net earnings	$612.2	583.1	$213.5	197.6

Basic net earnings per share	$1.07	1.02	$0.37	0.34

Diluted net earnings per share	$1.07	1.01	$0.37	0.34

Basic weighted average shares outstanding	572.9	574.5	573.5	574.0

Diluted weighted average shares outstanding	574.0	574.9	574.4	574.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities:
Net earnings	$612.2	583.1
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	107.8	99.3
Gain on sale of property and equipment	(0.8)	(0.5)
Bad debt expense	4.9	5.1
Deferred income taxes	2.2	24.1
Stock-based compensation	4.3	3.8
Amortization of intangible assets	3.0	3.0
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(108.0)	(172.0)
Inventories	(76.9)	(104.9)
Other current assets	9.8	(8.3)
Accounts payable	21.6	38.5
Accrued expenses	0.5	33.6
Income taxes	8.6	(8.7)
Other	1.1	0.1
Net cash provided by operating activities	590.3	496.2

Cash flows from investing activities:
Purchases of property and equipment	(184.3)	(97.1)
Proceeds from sale of property and equipment	5.0	8.3
Cash paid for acquisition	—	(3.7)
Other	0.2	(6.4)
Net cash used in investing activities	(179.1)	(98.9)

Cash flows from financing activities:
Proceeds from debt obligations	745.0	640.0
Payments against debt obligations	(800.0)	(665.0)
Proceeds from exercise of stock options	43.0	11.3
Purchases of common stock	—	(40.4)
Payments of dividends	(372.3)	(327.5)
Net cash used in financing activities	(384.3)	(381.6)

Effect of exchange rate changes on cash and cash equivalents	(2.9)	(2.9)

Net increase in cash and cash equivalents	24.0	12.8

Cash and cash equivalents at beginning of period	167.2	116.9
Cash and cash equivalents at end of period	$191.2	129.7

Supplemental disclosure of cash flow information:
Cash paid for interest	$11.3	8.9
Net cash paid for income taxes	$182.6	158.0

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282